Exhibit 99.2

Galata Acquisition Corp. II Completes $172.5 Million Initial Public Offering

Nashville, Tennessee, Sept. 22, 2025 (GLOBE NEWSWIRE) -- Galata Acquisition Corp. II (the “Company”) announced today the closing of its initial public offering of 17,250,000 units, which includes 2,250,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $172,500,000.

The Company’s units began trading on September 19, 2025, on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “LATAU.” Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “LATA” and “LATAW,” respectively.

Of the proceeds received from the consummation of the initial public offering (including the exercise of the over-allotment option) and a simultaneous private placement of warrants, $172,500,000 (or $10.00 per unit sold in the offering) was placed in trust.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry sector or geographical location. The Company currently intends to focus on target businesses in the energy, financial technology (fintech), real estate, and technology sectors.

The Company’s management team is led by Daniel Freifeld, its Chief Investment Officer and Chairman of the Board of Directors (the “Board”), Craig Perry, its Chief Executive Officer, William Weir, President and Chief Operating Officer, and Powers Spencer, its Chief Financial Officer. The Board also includes Douglas Lute, Agostina Nieves and Andy Abell.

BTIG, LLC acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 18, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Galata Acquisition Corp. II
Craig Perry
info@galataspac.com
(202)-866-0901